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EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-121636 and Registration Statement No. 333-140537 on Forms S-3, Registration Statement Nos. 333-61734, 333-105662, 333-107824, 333-124725 and 333-14653 on Forms S-8 and the Post-Effective Amendment No. 1 on Form S-3 to Registration Statement No. 333-64950 on Form S-1 of our reports dated April 28, 2008, relating to the financial statements and financial statement schedule of Rite Aid Corporation and subsidiaries, and the effectiveness of Rite Aid Corporation and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Rite Aid Corporation and subsidiaries for the year ended March 1, 2008.

DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
April 28, 2008

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  EXHIBIT 23